UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2006

American Superconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19672	04-2959321

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Technology Drive, Westborough, MA	01581

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 836-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 4, 2006, American Superconductor Corporation (the “Company”) entered into severance agreements (the “Agreements”) with each of the following individuals: Angelo R. Santamaria, Terry M. Winter and Charles W. Stankiewicz (each an “Executive”, and collectively the “Executives”). Each Agreement provides for certain severance benefits to the Executive in the event that such Executive’s employment is terminated: 1) by the Company without Cause in the absence of a Change in Control of the Company; or 2) by the Company without Cause or by the Executive for Good Reason following a Change in Control of the Company (each term as defined in the Agreements). These benefits primarily consist of the continuation of the Executive’s salary and employee benefits for a period of 12 months to 18 months following termination, depending on the Executive.

On May 4, 2006, the Company entered into a new severance agreement with Thomas M. Rosa, replacing the severance agreement with Mr. Rosa dated October 14, 2004. Mr. Rosa’s original severance agreement provided for certain severance benefits primarily consisting of the continuation of Mr. Rosa’s salary and employee benefits for a period of six months following the termination of Mr. Rosa’s employment: 1) by the Company without Cause in the absence of a Change in Control of the Company; or 2) by the Company without Cause or by Mr. Rosa for Good Reason following a Change in Control of the Company (each term as defined in the severance agreement). The new severance agreement extends the benefits period from six months to 18 months following employment termination.

The summaries of the agreements described above are qualified in all respects by reference to the full text of the agreements, which have been filed as exhibits to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: May 5, 2006	By:	/s/ Gregory J. Yurek
Gregory J. Yurek Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement dated as of May 4, 2006 between the Registrant and Angelo R. Santamaria.

10.2	Severance Agreement dated as of May 4, 2006 between the Registrant and Terry M. Winter.

10.3	Severance Agreement dated as of May 4, 2006 between the Registrant and Charles W. Stankiewicz.

10.4	Severance Agreement dated as of May 4, 2006 between the Registrant and Thomas M. Rosa.